THE FRANKLIN TEMPLETON GROUP
                                 CODE OF ETHICS
                                       AND
                       POLICY STATEMENT ON INSIDER TRADING

                                TABLE OF CONTENTS

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
THE FRANKLIN TEMPLETON GROUP CODE OF ETHICS..................................................1

PART 1 - STATEMENT OF PRINCIPLES.............................................................1
PART 2 - PURPOSES, AND CONSEQUENCES OF NON-COMPLIANCE........................................2
PART 3 - COMPLIANCE REQUIREMENTS FOR ALL ACCESS PERSONS......................................3
   3.1    Who Is Covered by the Code and How Does It Work?...................................3
   3.2    What Accounts and Transactions Are Covered?........................................5
   3.3    What Securities Are Exempt From the Code of Ethics?................................6
   3.4    What Transactions are Prohibited by the Code?......................................6
PART 4 - ADDITIONAL COMPLIANCE REQUIREMENTS APPLICABLE TO PORTFOLIO PERSONS.................10
   4.1    Requirement to Disclose Interest and Method of Disclosure.........................10
   4.2    Short Sales of Securities.........................................................11
   4.3    Short Swing Trading...............................................................11
   4.4    Service as a Director.............................................................12
   4.5    Securities Sold in a Public Offering..............................................12
   4.6    Interests in Partnerships and Securities Issued in Private Placements.............12
PART 5 - REPORTING REQUIREMENTS FOR ALL ACCESS PERSONS......................................14
   5.1    Reporting of Beneficial Ownership and Securities Transactions.....................14
   5.2    Quarterly Transaction Reports.....................................................14
   5.3    Annual Reports - All Access Persons...............................................15
   5.4    Annual Reports - Additional Requirements for Portfolio Persons Only...............16
   5.5    Brokerage Accounts and Confirmations of Securities Transactions...................16
PART 6 - PRE-CLEARANCE REQUIREMENTS.........................................................18
   6.1    Prior Approval of Securities Transactions.........................................18
PART 7 - PENALTIES FOR VIOLATIONS OF THE CODE...............................................23
PART 8 - A REMINDER ABOUT THE FRANKLIN TEMPLETON GROUP INSIDER TRADING POLICY...............24

APPENDIX A: COMPLIANCE PROCEDURES, DEFINITIONS, AND OTHER ITEMS.............................25

I. RESPONSIBILITIES OF EACH DESIGNATED COMPLIANCE OFFICER...................................26
   A.    Pre-Clearance Standards............................................................26
   B.    Waivers by a Compliance Officer....................................................29
   C.    Continuing Responsibilities........................................................29
   D.    Responsibilities of the Legal Department...........................................30
II.     COMPILATION OF DEFINITIONS OF IMPORTANT TERMS.......................................30
III.    SECURITIES EXEMPT FROM THE PROHIBITED , REPORTING, AND PRE-CLEARANCE PROVISIONS.....32
   A.    Prohibited Transactions............................................................32
   B.    Reporting and Preclearance.........................................................32
IV.     LEGAL REQUIREMENT...................................................................33

APPENDIX B: FORMS AND SCHEDULES.............................................................34

ACKNOWLEDGMENT FORM.........................................................................35
SCHEDULE A: LEGAL AND COMPLIANCE OFFICERS AND PRECLEARANCE DESK TELEPHONE & FAX NUMBERS.....36
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THE FRANKLIN TEMPLETON GROUP CODE OF ETHICS

     Franklin Resources, Inc. and all of its subsidiaries, and the funds in the Franklin Templeton Group of Funds (the "Funds") (collectively, the "Franklin Templeton Group") will follow this Code of Ethics (the "Code") and Policy Statement on Insider Trading (the "Insider Trading Policy"). Additionally, the subsidiaries listed in Appendix C of this Code, together with Franklin Resources, Inc., and the Funds, have adopted the Code and Insider Trading Policy.

PART 1 - STATEMENT OF PRINCIPLES

     The Franklin Templeton Group's policy is that the interests of shareholders and clients are paramount and come before the interests of any director, officer or employee of the Franklin Templeton Group.(1)

     Personal investing activities of ALL directors, officers and employees of the Franklin Templeton Group should be conducted in a manner to avoid actual or potential conflicts of interest with the Franklin Templeton Group, Fund shareholders, and other clients of any Franklin Templeton adviser.

     Directors, officers and employees of the Franklin Templeton Group shall use their positions with the Franklin Templeton Group, and any investment opportunities they learn of because of their positions with the Franklin Templeton Group, in a manner consistent with their fiduciary duties for the benefit of Fund shareholders, and clients.

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(1)  "Director" includes trustee.


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PART 2 - PURPOSES, AND CONSEQUENCES OF NON-COMPLIANCE

     It is important that you read and understand this document, because its overall purpose is to help all of us comply with the law and to preserve and protect the outstanding reputation of the Franklin Templeton Group. This document was adopted to comply with Securities and Exchange Commission rules under the Investment Company Act of 1940 ("1940 Act"), the Investment Advisers Act of 1940 ("Advisers Act"), the Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA"), industry practice and the recommendations contained in the ICI's Report of the Advisory Group on Personal Investing. Any violation of the Code or Insider Trading Policy, including engaging in a prohibited transaction or failing to file required reports, may result in disciplinary action, and, when appropriate, termination of employment and/or referral to appropriate governmental agencies.

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PART 3 - COMPLIANCE REQUIREMENTS FOR ALL ACCESS PERSONS

3.1  WHO IS COVERED BY THE CODE AND HOW DOES IT WORK?

     The principles contained in the Code must be observed by ALL directors, officers and employees(2) of the Franklin Templeton Group. However, there are different categories of restrictions on personal investing activities. The category in which you have been placed generally depends on your job function, although unique circumstances may result in you being placed in a different category. The Code covers the following categories of employees who are described below:

     (1) ACCESS PERSONS: Access Persons are those employees who have "access to information" concerning recommendations made to a Fund or client with regard to the purchase or sale of a security. Examples of "access to information" would include having access to trading systems, portfolio accounting systems, research data bases or settlement information. Access Persons would typically include employees in the following departments:

               o    fund accounting;
               o    investment operations;
               o    information services & technology;
               o    product management;
               o    legal and legal compliance
               o    and anyone else designated by the Compliance Officer

          In addition, you are an Access Person if you are any of the following:

               o    an officer or and directors of funds;
               o an officer or director of an investment advisor or broker-dealer subsidiary in the Franklin Templeton Group;
               o    a person that controls those entities; and
               o any Franklin Resources' Proprietary Account ("Proprietary Account")(3)

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(2)  The term "employee or employees" includes management trainees, temporary personnel, consultants, independent contractors, persons fulfilling similar roles, as well as regular employees of the Franklin Templeton Group.

(3)  See Appendix A. II. for the definition of "Proprietary Accounts."

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     (1)  PORTFOLIO PERSONS: Portfolio Persons are a subset of Access Persons and are those employees of the Franklin Templeton Group, who, in connection with his or her regular functions or duties, makes or participates in the decision to purchase or sell a security by a Fund in the Franklin Templeton Group, or any other client or if his or her functions relate to the making of any recommendations about those purchases or sales. Portfolio Persons include:

               o    portfolio managers;
               o    research analysts;
               o    traders;
               o persons serving in equivalent capacities (such as Management Trainees);
               o    persons supervising the activities of Portfolio Persons;
               o    and anyone else designated by the Compliance Officer

     (1) NON-ACCESS PERSONS: If you are an employee in the Franklin Templeton Group AND you do not fit into any of the above categories, you are a Non-Access Person. Because you do not normally receive confidential information about Fund portfolios, you are subject only to the prohibited transaction provisions described in 3.4 of this Code and the Franklin Resources, Inc.'s Standards of Business Conduct contained in the Employee Handbook.

     Please contact the Legal Compliance Department if you are unsure as to what category you fall in or whether you should be considered to be an Access Person or Portfolio Person.

     The Code works by prohibiting some transactions and requiring pre-clearance and reporting of most others. NON-ACCESS PERSONS do not have to pre-clear their security transactions, and, in most cases, do not have to report their transactions. "INDEPENDENT DIRECTORS" need not report any securities transaction unless you knew, or should have known that, during the 15-day period before or after the transaction, the security was purchased or sold or considered for purchase or sale by a Fund or Franklin Resources for a Fund. (See Section 5.2.B below.) HOWEVER, PERSONAL INVESTING ACTIVITIES OF ALL EMPLOYEES AND INDEPENDENT DIRECTORS ARE TO BE CONDUCTED IN COMPLIANCE WITH THE PROHIBITED TRANSACTIONS PROVISIONS CONTAINED IN 3.4 BELOW. If you have any questions regarding your personal securities activity, contact the Legal Compliance Department.

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3.2  WHAT ACCOUNTS AND TRANSACTIONS ARE COVERED?

     The Code covers all of your personal securities accounts and transactions, as well as transactions by any of Franklin Resource's Proprietary Accounts. It also covers all securities and accounts in which you have "beneficial ownership."(4) A transaction by, or for the account of your spouse, or any other family member living in your home is considered to be the same as a transaction by you. Also, a transaction for any account in which you have any economic interest (other than the account of an unrelated client for which advisory fees are received) and have or share investment control is generally considered the same as a transaction by you. For example, if you invest in a corporation that invests in securities and you have or share control over its investments, that corporation's securities transactions are considered yours.

     However, you are not deemed to have a pecuniary interest in any securities held by a partnership, corporation, trust or similar entity unless you control, or share control of such entity, or have, or share control over its investments. For example, securities transactions of a trust or foundation in which you do not have an economic interest (i.e., you are not the trustor or beneficiary) but of which you are a trustee are not considered yours unless you have voting or investment control of its assets. Accordingly, each time the words "you" or "your" are used in this document, they apply not only to your personal transactions and accounts, but also to all transactions and accounts in which you have any direct or indirect beneficial interest. If it is not clear whether a particular account or transaction is covered, ask the Compliance Officer for guidance.

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(4)  Generally, a person has "beneficial ownership" in a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. There is a presumption of a pecuniary interest in a security held or acquired by a member of a person's immediate family sharing the same household.

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3.3  WHAT SECURITIES ARE EXEMPT FROM THE CODE OF ETHICS?

     You do not need to pre-clear or report transactions of the following securities:

          (1) securities that are direct obligations of the U. S. Government (i.e., issued or guaranteed by the U.S. Government, such as Treasury bills, notes and bonds, including U.S. Savings Bonds and derivatives thereof);

          (2) high quality short-term instruments, including but not limited to bankers' acceptances, bank certificates of deposit, commercial paper and repurchase agreements;(5)

          (3) shares of registered open-end investment companies ("mutual funds"); and

          (4) commodity futures, currencies, currency forwards and derivatives thereof.

     Such transactions are also exempt from : (i) the prohibited transaction provisions contained in Part 3.4 such as front-running; (ii) the additional compliance requirements applicable to portfolio persons contained in Part 4; and
(iii) the applicable reporting requirements contained in Part 5.

3.4  WHAT TRANSACTIONS ARE PROHIBITED BY THE CODE?

     A.   "INTENT" IS IMPORTANT

     Certain transactions described below have been determined by the courts and the SEC to be prohibited by law. The Code reiterates that these types of transactions are a violation of the Statement of Principals and are prohibited. Preclearance, which is a cornerstone of our compliance efforts, cannot detect transactions which are dependent upon intent, or which by their nature, occur before any order has been placed for a fund or client. The Preclearance staff, which is there to assist you with compliance with the Code, cannot guarantee any transaction or transactions comply with the Code or the law. The fact that your transaction receives preclearance, shows evidence of good faith, but depending upon all the facts, may not provide a full and complete defense to any accusation of violation of the Code or of the law. For example, if you executed a transaction for which you received approval, or if the transaction

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(5)  Footnote #66 of the SEC's proposed amendments to Rule 17j-1(e)(5) and
     204-(a)(12) and 204-2(a)(13).


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was exempt from preclearance (e.g., a transaction for 100 shares or less), would not preclude a subsequent finding that front-running or scalping occurred because such activity are dependent upon your intent. Intent cannot be detected during preclearance, but only after a review of all the facts.

     In the final analysis, compliance remains the responsibility of each individual effecting personal securities transactions.

     B.   FRONT-RUNNING: TRADING AHEAD OF A FUND OR CLIENT

     You cannot front-run any trade of a Fund or client. The term "front-run" means knowingly trading before a contemplated transaction by a Fund or client of any Franklin Templeton adviser, whether or not your trade and the Fund's or client's trade take place in the same market. Thus, you may not:

     (1) purchase a security if you intend, or know of Franklin Templeton Group's intention, to purchase that security or a related security on behalf of a Fund or client, or

     (2) sell a security if you intend, or know of Franklin Templeton Group's intention, to sell that security or a related security on behalf of a Fund or client.

     C.   SCALPING.

     You cannot purchase a security (or its economic equivalent) with the intention of recommending that the security be purchased for a Fund, or client, or sell short a security (or its economic equivalent) with the intention of recommending that the security be sold for a Fund or client. Scalping is prohibited whether or not you realize a profit from such transaction.

     D.   TRADING PARALLEL TO A FUND OR CLIENT

     You cannot buy a security if you know that the same or a related security is being bought contemporaneously by a Fund or client, or sell a security if you know that the same or a related security is being sold contemporaneously by a Fund or client.


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     E.   TRADING AGAINST A FUND OR CLIENT

     You cannot:

          (1) buy a security if you know that a Fund or client is selling the same or a related security, or has sold the security, until seven
               (7) calendar days after the Fund's or client's order has either been executed or withdrawn, or

          (2) sell a security if you know that a Fund or client is buying the same or a related security, or has bought the security until seven (7) calendar days after the Fund's or client's order has either been executed or withdrawn.

     Refer to Section I.A., "Pre-Clearance Standards," of Appendix A of the Code for more details regarding the preclearance of personal securities transactions.

     F.   USING PROPRIETARY INFORMATION FOR PERSONAL TRANSACTIONS

     You cannot buy or sell a security based on Proprietary Information(6) without disclosing the information and receiving written authorization. If you wish to purchase or sell a security about which you obtained such information, you must report all of the information you obtained regarding the security to the Appropriate Analyst(s)(7), or to the Compliance Officer for dissemination to the Appropriate Analyst(s).

-----------------

(6) Proprietary Information: Information that is obtained or developed during the ordinary course of employment with the Franklin Templeton Group, whether by you or someone else, and is not available to persons outside the Franklin Templeton Group. Examples of such Proprietary Information include, among other things, internal research reports, research materials supplied to the Franklin Templeton Group by vendors and broker-dealers not generally available to the public, minutes of departmental/research meetings and conference calls, and communications with company officers (including confidentiality agreements). Examples of non-Proprietary Information include mass media publications (e.g., The Wall Street Journal, Forbes, and Fortune), certain specialized publications available to the public (e.g., Morningstar, Value Line, Standard and Poors), and research reports available to the general public.

(7) The Compliance Officer is designated on Schedule A. The "Appropriate Analyst" means any securities analyst or portfolio manager, other than you, making recommendations or investing funds on behalf of any associated client, who may be reasonably expected to recommend or consider the purchase or sale of the security in question.

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     You will be permitted to purchase or sell such security if the Appropriate
Analyst(s) confirms to the Preclearance Desk that there is no intention to engage in a transaction regarding the security within seven (7) calendar days on behalf of an Associated Client(8) and you subsequently preclear such security in accordance with Part 6 below.

     G. CERTAIN TRANSACTIONS IN SECURITIES OF FRANKLIN RESOURCES, INC., AND AFFILIATED CLOSED-END FUNDS, AND REAL ESTATE INVESTMENT TRUSTS

     If you are an employee of Franklin Resources, Inc. or any of its affiliates, including the Franklin Templeton Group, you cannot effect a short sale of the securities, including "short sales against the box" of Franklin Resources, Inc., or any of the Franklin or Templeton closed-end funds, Franklin real estate investment trusts or any other security issued by Franklin Resources, Inc. or its affiliates. This prohibition would also apply to effecting economically equivalent transactions, including, but not limited to sales of any option to buy (i.e., a call option) or purchases of any option to sell (i.e., a put option) and "swap" transactions or other derivatives. Officers and directors of the Franklin Templeton Group who may be covered by Section 16 of the Securities Exchange Act of 1934, are reminded that their obligations under that section are in addition to their obligations under this Code.

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(8)  Associated Client: A Fund or client whose trading information would be available to the access person during the course of his or her regular functions or duties.

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PART 4 - ADDITIONAL COMPLIANCE REQUIREMENTS APPLICABLE TO PORTFOLIO PERSONS(9)

4.1  REQUIREMENT TO DISCLOSE INTEREST AND METHOD OF DISCLOSURE

     As a Portfolio Person, you must promptly disclose your direct or indirect beneficial interest in a security whenever you learn that the security is under consideration for purchase or sale by an Associated Client in the Franklin Templeton Group and you;

          (1)  Have or share investment control of the Associated Client;

          (2) Make any recommendation or participate in the determination of which recommendation shall be made on behalf of the Associated Client; or

          (3) Have functions or duties that relate to the determination of which recommendation shall be made to the Associated Client.

     In such instances, you must initially disclose that beneficial interest orally to the primary portfolio manager (or other Appropriate Analyst) of the Associated Client(s) considering the security, the Director of Research and Trading or the Compliance Officer. Following that oral disclosure, you must send a written acknowledgment of that interest on Schedule E (or on a form containing substantially similar information) to the primary portfolio manager (or other Appropriate Analyst), with a copy to the Compliance Officer.

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(9)  You are a "Portfolio Person" if you are an employee of the Franklin
     Templeton Group, and, in connection with your regular functions or duties, make or participate in the decision to purchase or sell a security by a Fund in the Franklin Templeton Group, or any other client or if your functions relate to the making of any recommendations about those purchases or sales. Portfolio Persons include portfolio managers, research analysts, traders, persons serving in equivalent capacities (such as Management Trainees, temporary personnel and consultants), persons supervising the activities of Portfolio Persons, and anyone else so designated by the Compliance Officer.

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4.2  SHORT SALES OF SECURITIES

     You cannot sell short any security held by your Associated Clients, including "short sales against the box". Additionally, Portfolio Persons associated with the Templeton Group of Funds and clients cannot sell short any security on the Templeton "Bargain List". This prohibition would also apply to effecting economically equivalent transactions, including, but not limited to, sales of uncovered call options, purchases of put options while not owning the underlying security and short sales of bonds that are convertible into equity positions.

4.3  SHORT SWING TRADING

     Portfolio Persons cannot profit from the purchase and sale or sale and purchase within sixty calendar days of any security, including derivatives. This restriction does not apply to:

     (1) trading within a shorter period if you do not realize a profit and if you do not violate any other provisions of this Code; and

     (2) profiting on the purchase and sale or sale and purchase within sixty calendar days of a security, including a derivative, that is not required to be precleared and reported pursuant to the provisions of the Code.(10)

     Calculation of profits during the 60 calendar day holding period generally will be based on "last-in, first-out" ("LIFO"). Portfolio Persons may elect to calculate their 60 calendar day profits on either a LIFO or FIFO ("first-in, first-out") basis when there has not been any activity in such security by their Associated Clients during the previous 60 calendar days.

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(10) See Section III of Appendix A for a description of those securities.

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4.4  SERVICE AS A DIRECTOR

     As a Portfolio Person, you cannot serve as a director, trustee, or in a similar capacity for any company (excluding not-for-profit companies, charitable groups, and eleemosynary organizations) unless you receive approval from the Chief Executive Officer of the principal investment adviser to the Fund(s) of which you are a Portfolio Person and he/she determines that your service is consistent with the interests of the Fund(s) and its shareholders.

4.5  SECURITIES SOLD IN A PUBLIC OFFERING

     Portfolio Persons cannot buy securities in any initial public offering, or a secondary offering by an issuer. Public offerings of securities made by the Franklin Templeton Group, including open-end and closed-end mutual funds, real estate investment trusts, and securities of Franklin Resources, Inc., are excluded from this prohibition.

4.6  INTERESTS IN PARTNERSHIPS AND SECURITIES ISSUED IN PRIVATE PLACEMENTS

     Portfolio Persons cannot acquire limited partnership interests or other securities in private placements unless they obtain prior approval of the Compliance Officer after he or she consults with an executive officer of Franklin Resources, Inc.

     However, investments in any issuer exempt under Section 3(c)(1) or (7) of the Investment Company Act of 1940 (a "private investment company") do not require the prior approval described in this section (but would remain subject to the preclearance requirements of Part 6 below) if the Portfolio Person does not have direct or indirect influence or control over the private investment company's investments AND such private investment company does not provide "contemporaneous portfolio information"(11) to the Portfolio Person. Further, this provision does not relieve the Portfolio Person of the obligation to promptly disclose any direct or indirect beneficial interest in a security whenever the

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(11) "Contemporaneous portfolio information" as used in this context means receipt of statements of securities holdings for such private investment companies that report positions as of a date less than 45 days prior to the date such statements are received by the Portfolio Person.


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Portfolio Person learns that the security is under consideration for purchase or sale by an Associated Client in the Franklin Templeton Group, as described in
Section 4.1 of the Code.









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PART 5 - REPORTING REQUIREMENTS FOR ALL ACCESS PERSONS

5.1  REPORTING OF BENEFICIAL OWNERSHIP AND SECURITIES TRANSACTIONS

     Compliance with the following personal securities transaction reporting procedures is essential to enable us to meet our responsibilities to Funds and other clients and to comply with regulatory requirements. You are expected to comply with both the letter and spirit of these requirements, including completing and filing all reports required under the Code in a timely manner.

5.2  QUARTERLY TRANSACTION REPORTS

     A. ALL ACCESS PERSONS (EXCEPT INDEPENDENT DIRECTORS)

     You must report all securities transactions by; (i) providing the Compliance Officer with copies of all broker's confirmations and statements (which may be sent under separate cover by the broker) showing all transactions and holdings in securities and (ii) certifying at least annually that you have disclosed all such brokerage accounts on Schedule F to the Compliance Officer. The brokerage statements and confirmations must include all transactions in securities in which you have, or by reason of the transaction acquire any direct or indirect beneficial ownership, including transactions in a discretionary account and transactions for any account in which you have any economic interest and have or share investment control. Also, if you acquire securities by any other method which is not being reported to the Compliance Officer by a duplicate confirmation statement at or near the time of the acquisition, you must report that acquisition to the Compliance Officer on Schedule B within 10 days after you are notified of the acquisition. Such acquisitions include, among other things, securities acquired by gift, inheritance, vesting, merger or reorganization of the issuer of the security.

     You must file these documents with the Compliance Officer not later than 10 calendar days after the end of each quarter, but you need not show or report transactions for any account over which you had


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no direct or indirect influence or control.12 Failure to timely report transactions is a violation of Rule 17j-1 as well as the Code, and may be reported to the Fund's Board of Directors and may also result, among other things, in denial of future personal security transaction requests.

B.   INDEPENDENT DIRECTORS

     If you are a director of the Franklin Templeton Group but you are not an "interested person" of the Fund, you are not required to file transaction reports unless you knew or should have known that, during the 15-day period before or after a transaction, the security was purchased or sold, or considered for purchase or sale, by a Fund or by Franklin Resources on behalf of a Fund.

5.3  ANNUAL REPORTS - ALL ACCESS PERSONS

     A. SECURITIES ACCOUNTS REPORTS

     As an access person, other than an independent director,13 you must file a report of all personal securities accounts on Schedule F, with the Compliance Officer, within 10 business days of receipt of this Code, and annually thereafter by January 31. You must report the name and description of each securities account in which you have a direct or indirect beneficial interest, including securities accounts of a spouse and minor children. You must also report any account in which you have any economic interest and have or share investment control (e.g., trusts, foundations, etc.) other than an account for a Fund in or a client of the Franklin Templeton Group.

     B. CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS

     All access persons, including independent directors, will be asked to certify that they will comply with the Franklin Templeton Group's Code of Ethics and Policy Statement on Insider Trading by filing

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(12) See Sections 3.2 and 4.6 of the Code. Also, confirmations and statements of transactions in open-end mutual funds, including mutual funds sponsored by the Franklin Templeton Group are not required. See Section 3.3 above for a list of other securities that need not be reported. If you have any beneficial ownership in a discretionary account, transactions in that account are treated as yours and must be reported by the manager of that account (see Section 6.1.C below).

(13) Independent directors are not required to file Schedule F.

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the Acknowledgment Form with the Compliance Officer within 10 business days of receipt of the Code. Thereafter, they will be asked to certify that you have complied with the Code during the preceding year by filing a similar Acknowledgment Form by January 31 of each year.

5.4  ANNUAL REPORTS - ADDITIONAL REQUIREMENTS FOR PORTFOLIO PERSONS ONLY

     A. SECURITIES HOLDINGS REPORTS

     If you are a Portfolio Person, you must file a report of personal securities holdings, on Schedule C, with the Compliance Officer, within 10 business days of receipt of this Code, and annually thereafter by January 31. This report should include all of your securities holdings, including any security acquired by a transaction, gift, inheritance, vesting, merger or reorganization of the issuer of the security, in which you have any direct or indirect beneficial ownership, including securities holdings in a discretionary account and for any account in which you have any economic interest and have or share investment control.

5.5  BROKERAGE ACCOUNTS AND CONFIRMATIONS OF SECURITIES TRANSACTIONS

     If you are an access person (other than an independent director of a Franklin Templeton Group), or an employee of a broker-dealer in the Franklin Templeton Group, before or at a time contemporaneous with opening a brokerage account with a registered broker-dealer, or a bank, or placing an initial order for the purchase or sale of securities with that broker-dealer or bank, you must:

     (1)  notify the Compliance Officer, in writing, by completing Schedule D;
          and

     (2) notify the institution with which the account is opened, in writing, of your association with the Franklin Templeton Group.

     The Compliance Department will request the institution in writing to send to it duplicate copies of confirmations and statements for all transactions effected in the account simultaneously with their mailing to you.


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        If you have an existing account on the effective date of this Code or upon becoming an access person, you must comply within 10 days with conditions
(1) and (2) above.

PART 6 - PRE-CLEARANCE REQUIREMENTS

6.1  PRIOR APPROVAL OF SECURITIES TRANSACTIONS

     A. LENGTH OF APPROVAL

     Unless you are covered by Paragraph D below, you cannot buy or sell any security, without first contacting the Compliance Officer by fax, phone, or e-mail and obtaining his or her approval. A clearance is good until the close of the business day following the day clearance is granted but may be extended in special circumstances, shortened or rescinded, as explained in Appendix A.

     B. SECURITIES NOT REQUIRING PRECLEARANCE

     The securities enumerated below do not require preclearance under the Code. However, all other provisions of the Code apply, including, but not limited to:
(i) the prohibited transaction provisions contained in Part 3.4 such as front-running; (ii) the additional compliance requirements applicable to portfolio persons contained in Part 4, (iii) the applicable reporting requirements contained in Part 5; and (iv) insider trading prohibitions.

     You need NOT pre-clear transactions in the following securities:

          (1) MUTUAL FUNDS. Transactions in shares of any registered open-end mutual fund;

          (2) FRANKLIN RESOURCES, INC., AND ITS AFFILIATES. Purchases and sales of securities of Franklin Resources, Inc., closed-end funds of the Franklin Templeton Group, or real estate investment trusts advised by Franklin Properties Inc., as these securities cannot be purchased on behalf of our advisory clients.14

          (3) SMALL QUANTITIES. Transactions that do not result in purchases or sales of more than 100 shares of any one security, regardless of where it is traded, in any 30 day period. Additionally, transactions made pursuant to dividend reinvestment plans ("DRIPs") do not require preclearance regardless of quantity.

-------------

(14) Officers, directors and certain other key management personnel who perform significant policy-making functions of Franklin Resources, Inc., the closed-end funds, and/or real estate investment trusts may have ownership reporting requirements in addition to these reporting requirements. Contact the Legal Compliance Department for additional information. See also the "Insider Trading Policy" attached.

          (4) GOVERNMENT OBLIGATIONS. Transactions in securities issued or guaranteed by the governments of the United States, Canada, the United Kingdom, France, Germany, Switzerland, Italy and Japan, or their agencies or instrumentalities, or derivatives thereof;

          (5) PAYROLL DEDUCTION PLANS. Securities purchased by an employee's spouse pursuant to a payroll deduction program, provided the Compliance Department has been previously notified in writing by the access person that the spouse will be participating in the payroll deduction program.

          (6) EMPLOYER STOCK OPTION PROGRAMS. Transactions involving the exercise and/or purchase by an access person or an access person's spouse of securities pursuant to a program sponsored by a corporation employing the access person or spouse.

          (7) PRO RATA DISTRIBUTIONS. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

          (8) TENDER OFFERS. Transactions in securities pursuant to a bona fide tender offer made for any and all such securities to all similarly situated shareholders in conjunction with mergers, acquisitions, reorganizations and/or similar corporate actions. However, tenders pursuant to offers for less than all outstanding securities of a class of securities of an issuer must be precleared.

          (9) NOT ELIGIBLE FOR FUNDS AND CLIENTS. Transactions in any securities that are prohibited investments for all Funds and clients advised by the entity employing the access person.

          (10) NO INVESTMENT CONTROL. Transactions effected for an account or entity over which you do not have or share investment control (i.e., an account where someone else exercises complete investment control).

          (11) NO BENEFICIAL OWNERSHIP. Transactions in which you do not acquire or dispose of direct or indirect beneficial ownership (i.e., an account where in you have no financial interest).

     Although an access person's securities transaction may be exempt from pre-clearing, such transactions must comply with the prohibited transaction provisions of Section 3.4 above. Additionally, you may not trade any securities as to which you have "inside information" (see attached The Franklin Templeton Group Policy Statement on Insider Trading). If you have any questions, contact the Compliance Officer before engaging in the transaction. If you have any doubt whether you have or might acquire direct or indirect beneficial ownership or have or share investment control over an account or entity in a particular transaction, or whether a transaction involves a security covered by the Code, you should consult with the Compliance Officer before engaging in the transaction.

     C. DISCRETIONARY ACCOUNTS

        You need not pre-clear transactions in any discretionary account for which a registered broker-dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity, which is not affiliated with the Franklin Templeton Group, exercises sole investment discretion, if the following conditions are met:(15)

          (1) The terms of each account relationship ("Agreement") must be in writing and filed with the Compliance Officer prior to any transactions.

          (2) Any amendment to each Agreement must be filed with the Compliance Officer prior to its effective date.

          (3) The Portfolio Person certifies to the Compliance Department at the time such account relationship commences, and annually thereafter, as contained in Schedule G of the Code that such Portfolio Person does not have direct or indirect influence or control over the account, other than the right to terminate the account.

          (4) Additionally, any discretionary account that you open or maintain with a registered broker-dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity must comply with the reporting requirements of Section 5, as appropriate, by timely filing the required reports with the Compliance Officer.(16)

-------------

(15) Please note that these conditions apply to any discretionary account in existence prior to the effective date of this Code or prior to your becoming an access person. Also, the conditions apply to transactions in any discretionary account, including pre-existing accounts, in which you have any direct or indirect beneficial ownership, even if it is not in your name.

(16) Any pre-existing agreement must be promptly amended to comply with this condition. The required reports may be made in the form of an account statement if they are filed by the applicable deadline.

     However, if you make any request that the discretionary account manager enter into or refrain from a specific transaction or class of transactions, you must first consult with the Compliance Officer and obtain approval prior to making such request.

     D. DIRECTORS WHO ARE NOT ADVISORY PERSONS OR ADVISORY REPRESENTATIVES

     You need not pre-clear any securities if:

          (1) You are a director of a Fund in the Franklin Templeton Group and a director of the fund's advisor;

          (2) You are not an "advisory person"(17) of a Fund in the Franklin Templeton Group; and

          (3)  You are not an employee of any Fund,

          or

          (1)  You are a director of a Fund in the Franklin Templeton Group;

          (2) You are not an "advisory representative"(18) of Franklin Resources or any subsidiary; and

          (3)  You are not an employee of any Fund,

unless you know or should know that, during the 15-day period before the transaction, the security was purchased or sold, or considered for purchase or sale, by a Fund or by Franklin Resources on behalf of a Fund or other client.

     Directors qualifying under this paragraph are required to comply with all applicable provisions of the Code including reporting their personal securities transactions in accordance with 5.2 and reporting securities accounts in accordance with 5.3 and 5.5 of the Code.

----------------

(17) An "advisory person" of a registered investment company or an investment adviser includes is any such employee, who in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a registered investment company, or whose functions relate to the making of any recommendations with respect to such purchases or sales. Advisory person also includes any natural person in a control relationship to such company or investment adviser who obtains information concerning recommendations made to such company with regard to the purchase or sale of a security.

(18) Generally, an "advisory representative" is any person who makes any recommendation, who participates in the determination of which recommendation shall be made, or whose functions or duties relate to the determination of which recommendation shall be made, or who, in connection with his duties, obtains any information concerning which securities are being recommended prior to the effective dissemination of such recommendations or of the information concerning such recommendations. See
     Section II of Appendix A for the legal definition of "Advisory Representative."

PART 7 - PENALTIES FOR VIOLATIONS OF THE CODE

     The Code is designed to assure compliance with applicable law and to maintain shareholder confidence in the Franklin Templeton Group.

     In adopting this Code, it is the intention of the Boards of Directors/Trustees, to attempt to achieve 100% compliance with all requirements of the Code - but it is recognized that this may not be possible. Incidental failures to comply with the Code are not necessarily a violation of the law or the Franklin Templeton Group's Statement of Principles. Such isolated or inadvertent violations of the Code not resulting in a violation of law or the Statement of Principles will be referred to the appropriate Compliance Officer and/or management personnel, and disciplinary action commensurate with the violation, if warranted, will be imposed.

     However, if you violate any of the enumerated prohibited transactions contained in Parts 3 and 4 of the Code, you will be expected to give up any profits realized from these transactions to Franklin Resources for the benefit of the affected Funds or other clients. If Franklin Resources cannot determine which Fund(s) or client(s) were affected, the proceeds will be donated to a charity chosen by Franklin Resources. Failure to disgorge profits when requested may result in additional disciplinary action, including termination of employment.

     Further, a pattern of violations which individually do not violate the law or Statement of Principles, but which taken together demonstrate a lack of respect for the Code of Ethics, may result in disciplinary action including termination of employment. A violation of the Code resulting in a violation of the law will be severely sanctioned, with disciplinary action including, but not limited to referral of the matter to the board of directors of the affected Fund, termination of employment or referral of the matter to the appropriate regulatory agency for civil and/or criminal investigation.

PART 8 - A REMINDER ABOUT THE FRANKLIN TEMPLETON GROUP INSIDER TRADING POLICY

     The Code of Ethics is primarily concerned with transactions in securities held or to be acquired by any of the Funds or Franklin Resources' clients, regardless of whether those transactions are based on inside information or actually harm a Fund or a client.

     The Insider Trading Policy (attached to this document) deals with the problem of insider trading in securities that could result in harm to a Fund, a client, or members of the public, and applies to all directors, officers and employees of any entity in the Franklin Templeton Group. Although the requirements of the Code and the Insider Trading Policy are similar, you must comply with both.

APPENDIX A:    COMPLIANCE PROCEDURES, DEFINITIONS, AND OTHER ITEMS

     This appendix sets forth the additional responsibilities and obligations of Compliance Officers, and the Legal/Administration and Legal/Compliance Departments, under the Franklin Templeton Group Code of Ethics and Policy Statement on Insider Trading.

I.   RESPONSIBILITIES OF EACH DESIGNATED COMPLIANCE OFFICER

     A.   PRE-CLEARANCE STANDARDS

          1.   GENERAL PRINCIPLES

     The Compliance Officer shall only permit an access person to go forward with a proposed transaction if he or she determines that, considering all of the facts and circumstances, the transaction does not violate the provisions of Rule 17j-1, or of this Code and there is no likelihood of harm to a client.

          2.   ASSOCIATED CLIENTS

     Unless there are special circumstances that make it appropriate to disapprove a personal securities transaction request, the Compliance Officer shall consider only those securities transactions of the "Associated Clients" of the access person, including open and executed orders and recommendations, in determining whether to approve such a request. "Associated Clients" are those Funds or clients whose trading information would be available to the access person during the course of his or her regular functions or duties. Currently, there are three groups of Associated Clients: (i) the Franklin Mutual Series Funds and clients advised by Franklin Mutual Advisers, Inc. ("Mutual Clients");
(ii) the Franklin Group of Funds and the clients advised by the various Franklin investment advisers ("Franklin Clients"); and (iii) the Templeton Group of Funds and the clients advised by the various Templeton investment advisers ("Templeton Clients"). Thus, persons who have access to the trading information of Mutual Clients generally will be precleared solely against the securities transactions of the Mutual Clients, including open and executed orders and recommendations. Similarly, persons who have access to the trading information of Franklin Clients or Templeton Clients generally will be precleared solely against the securities transactions of Franklin Clients or Templeton Clients, as appropriate.

     Certain officers of Franklin Resources, as well as legal, compliance, fund accounting, investment operations and other personnel who generally have access to trading information of the funds and clients of the Franklin Templeton Group during the course of their regular functions and duties, will have their personal securities transactions precleared against executed transactions, open orders and recommendations of the entire Franklin Templeton Group.

          3.   SPECIFIC STANDARDS

               (a) Securities Transactions by Funds or clients

     No clearance shall be given for any transaction on any day during which an Associated Client of the access person has executed a buy or sell order, until seven (7) calendar days after the order has been executed.

               (b) Securities under Consideration

                       Open Orders

     No clearance shall be given for any transaction on any day which an Associated Client of the access person has a pending buy or sell order, until seven (7) calendar days after the order has been executed.

                       Recommendations

     No clearance shall be given for any transaction in a security on any day which a recommendation on a security was made by a Portfolio Person, until seven
(7) calendar days after the recommendation was made and no orders have subsequently been executed or are pending. Notwithstanding a transaction in the previous seven days, clearance may be granted if the security has been disposed of by all Associated Clients.

               (c) Private Placements

     In considering requests by Portfolio Personnel for approval of limited partnerships and other private placement securities transactions, the Compliance Officer shall consult with an executive officer of Franklin Resources, Inc. In deciding whether to approve the transaction, the Compliance Officer and the executive officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund or other client, and whether the investment opportunity is being offered to the access person by virtue of his or her position with the Franklin Templeton Group. If the access person receives clearance for the transaction, no investment in the same issuer may be made for a Fund or client unless an executive officer of Franklin Resources, Inc., with no interest in the issuer, approves the transaction.

               (d) Duration of Clearance

     If the Compliance Officer approves a proposed securities transaction, the order for the transaction must be placed and effected by the close of the next business day following the day approval was granted. The Compliance Officer may, in his or her discretion, extend the clearance period up to seven calendar days, beginning on the date of the approval, for a securities transaction of any access person who demonstrates that special circumstances make the extended clearance period necessary and appropriate.(19) The Compliance Officer may, in his or her discretion, after consultation with a member of senior management for Franklin Resources, Inc., renew the approval for a particular transaction for up to an additional seven calendar days upon a similar showing of special circumstances by the access person. The Compliance Officer may shorten or rescind any approval or renewal of approval under this paragraph if he or she determines it is appropriate to do so.

-------------

(19) Special circumstances include but are not limited to, for example, differences in time zones, delays due to travel, and the unusual size of proposed trades or limit orders. Limit orders must expire within the applicable clearance period.

     B. WAIVERS BY A COMPLIANCE OFFICER

     A Compliance Officer may, in his or her discretion, after consultation with an executive officer of Franklin Resources, Inc., waive compliance by any access person with the provisions of the Code, if he or she finds that such a waiver:

          (1) is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;

          (2) will not be inconsistent with the purposes and objectives of the Code;

          (3) will not adversely affect the interests of advisory clients of the Franklin Templeton Group, the interests of the Franklin Templeton Group or its affiliates; and

          (4) will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.

     Any waiver shall be in writing, shall contain a statement of the basis for it, and a copy shall be promptly sent by the Compliance Officer to the Legal Department of Franklin Resources, Inc.

     C. CONTINUING RESPONSIBILITIES

     Each Compliance Officer shall make a record of all requests for pre-clearance regarding the purchase or sale of a security, including the date of the request, the name of the access person, the details of the proposed transaction, and whether it was prohibited. The Compliance Officer shall keep a record of any waivers given, including the reasons for each exception and a description of any potentially conflicting Fund or client transactions.

     The Compliance Officer shall also collect the signed initial acknowledgments of receipt and the annual acknowledgments from each access person of receipt of a copy of the Code and Insider Trading Policy, as well as reports, as applicable, on Schedules B, C, D, E and F of the Code. In addition, the Compliance Officer shall request copies of all confirmations, and other information with respect to an account opened and maintained with the broker-dealer by any access person of the Franklin Templeton G

Group. The Compliance Officer shall preserve those acknowledgments and reports, the records of consultations and waivers, and the confirmations, and other information for the period required by applicable regulation.

     D. RESPONSIBILITIES OF THE LEGAL DEPARTMENT

     The Legal Department shall consult with the Compliance Department and the Personnel Department, as the case may be, to assure that:

          (1) Adequate reviews and audits are conducted to monitor compliance with the reporting, pre-clearance, prohibited transaction and other requirements of the Code.

          (2) Appropriate compliance reports are submitted to the Board of Directors of Franklin Resources, Inc., and the Board of each relevant Fund.

          (3) All access persons and new employees of the Franklin Templeton Group are adequately informed and receive appropriate education and training as to their duties and obligations under the Code.

          (4) There are adequate educational, informational and monitoring efforts to ensure that reasonable steps are taken to prevent and detect unlawful insider trading by access persons and to control access to inside information.

          (5) Appropriate reports are made to Franklin Resources management and the relevant Fund regarding the administration of and compliance with the Code.

          (6)  Appropriate records are kept for the periods required by law.

II.  COMPILATION OF DEFINITIONS OF IMPORTANT TERMS

        For purposes of the Code of Ethics and Insider Trading Policy, the terms below have the following meanings:

1934 ACT - The Securities Exchange Act of 1934, as amended.

1940 ACT - The Investment Company Act of 1940, as amended.

ACCESS PERSON - Each director, trustee, general partner or officer, and any other person that directly or indirectly controls (within the meaning of Section 2(a)(9) of the 1940 Act) the Franklin Templeton Group or a person, including an Advisory Representative, who has access to information concerning recommendations made to a Fund or client with regard to the purchase or sale of a security.

ADVISORY REPRESENTATIVE - Any officer or director of Franklin Resources; any employee who makes any recommendation, who participates in the determination of which recommendation shall be made, or whose functions or duties relate to the determination of which recommendation shall be made; any employee who, in connection with his duties, obtains any information concerning which securities are being recommended prior to the effective dissemination of such recommendations or of the information concerning such recommendations; and any of the following persons who obtain information concerning securities recommendations being made by Franklin Resources prior to the effective dissemination of such recommendations or of the information concerning such recommendations: (i) any person in a control relationship to Franklin Resources, (ii) any affiliated person of such controlling person, and (iii) any affiliated person of such affiliated person.

AFFILIATED PERSON - same meaning as Section 2(a)(3) of the Investment Company
        Act of 1940. An "affiliated person" of an investment company includes directors, officers, employees, and the investment adviser. In addition, it includes any person owning 5% of the company's voting securities, any person in which the investment company owns 5% or more of the voting securities, and any person directly or indirectly controlling, controlled by, or under common control with the company.

APPROPRIATE ANALYST - With respect to any access person, any securities analyst or portfolio manager making investment recommendations or investing funds on behalf of an Associated Client and who may be reasonably expected to recommend or consider the purchase or sale of a security.

ASSOCIATED CLIENT - A Fund or client whose trading information would be available to the access person during the course of his or her regular functions or duties.

BENEFICIAL OWNERSHIP - Has the same meaning as in Rule 16a-1(a)(2) under the 1934 Act. Generally, a person has a beneficial ownership in a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. There is a presumption of a pecuniary interest in a security held or acquired by a member of a person's immediate family sharing the same household.

FUNDS - Investment companies in the Franklin Templeton Group of Funds.

HELD OR TO BE ACQUIRED - A security is "held or to be acquired" if within the most recent 15 days it (i) is or has been held by a Fund, or (ii) is being or has been considered by a Fund or its investment adviser for purchase by the Fund. A purchase or sale includes the writing of an option to purchase or sell.

PORTFOLIO PERSON - Any employee of the Franklin Templeton Group, who, in connection with his or her regular functions or duties, makes or participates in the decision to purchase or sell a security by a Fund in the Franklin Templeton Group, or any other client or if his or her functions relate to the making of any recommendations about those purchases or sales. Portfolio Persons include portfolio managers, research analysts, traders, persons serving in equivalent capacities (such as Management Trainees), persons supervising the activities of Portfolio Persons, and anyone else designated by the Compliance Officer

PROPRIETARY ACCOUNTS - Any corporate account or other account including, but not limited to, a limited partnership, a corporate hedge fund, a limited liability company or any other pooled investment vehicle in which Franklin Resources or its affiliates, owns 5 percent or more of the outstanding capital or is entitled to 25% or more of the profits or losses in the account (excluding any asset based investment management fees based on average periodic net assets in accounts).

SECURITY- Any stock, note, bond, evidence of indebtedness, participation or interest in any profit-sharing plan or limited or general partnership, investment contract, certificate of deposit for a security, fractional undivided interest in oil or gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit), guarantee of, or warrant or right to subscribe for or purchase any of the foregoing, and in general any interest or instrument commonly known as a security, except commodity futures, currency and currency forwards. See Section III of Appendix A for a summary of different requirements for different types of securities.

III. SECURITIES EXEMPT FROM THE PROHIBITED , REPORTING, AND PRE-CLEARANCE PROVISIONS

     A. PROHIBITED TRANSACTIONS

     Securities that are EXEMPT from the prohibited transaction provisions of
Section 3.4 include:

          (1) securities that are direct obligations of the U.S. Government, such as Treasury bills, notes and bonds, and U.S. Savings Bonds and derivatives thereof;

          (2) high quality short-term instruments ("money market instruments") including but not limited to (i) bankers' acceptances, (ii) U.S. bank certificates of deposit; (iii) commercial paper; and (iv) repurchase agreements;

          (3)  shares of registered open-end investment companies;

          (4) commodity futures, currencies, currency forwards and derivatives thereof;

          (5) securities that are prohibited investments for all Funds and clients advised by the entity employing the access person; and

          (6) transactions in securities issued or guaranteed by the governments or their agencies or instrumentalities of Canada, the United Kingdom, France, Germany, Switzerland, Italy and Japan and derivatives thereof.

     B. REPORTING AND PRECLEARANCE

     Securities that are EXEMPT from both the reporting requirements of Section 5 and preclearance requirements of Section 6 of the Code include:

          (1) securities that are direct obligations of the U.S. Government, such as Treasury bills, notes and bonds, and U.S. Savings Bonds and derivatives thereof;

          (2) high quality short-term instruments ("money market instruments") including but not limited to (i) bankers' acceptances, (ii) U.S. bank certificates of deposit; (iii) commercial paper; and (iv) repurchase agreements;

          (3)  shares of registered open-end investment companies; and

          (4) commodity futures, currencies, currency forwards and derivatives thereof.

IV.  LEGAL REQUIREMENT

     Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act") makes it unlawful for any affiliated person of the Franklin Templeton Group in connection with the purchase or sale of a security "held or to be acquired" by a Fund in the Franklin Templeton Group:

     A.   To employ any device, scheme or artifice to defraud a Fund;

     B. To make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     C. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or

     D.   To engage in any manipulative practice with respect to a Fund.

     A security is "held or to be acquired" if within the most recent 15 days it
(i) is or has been held by a Fund, or (ii) is being or has been considered by a Fund or its investment adviser for purchase by the Fund. A purchase or sale includes the writing of an option to purchase or sell a security.

                         APPENDIX B: FORMS AND SCHEDULES

                               ACKNOWLEDGMENT FORM
             CODE OF ETHICS AND POLICY STATEMENT ON INSIDER TRADING

To: MANAGING DIRECTOR OF COMPLIANCE, LEGAL COMPLIANCE DEPARTMENT

I hereby acknowledge receipt of a copy of the Franklin Templeton Group's CODE OF ETHICS AND POLICY STATEMENT ON INSIDER TRADING, AMENDED AND RESTATED, AUGUST 1998, which I have read and understand. I will comply fully with all provisions of the Code and the Insider Trading Policy to the extent they apply to me during the period of my employment. Additionally, I authorize any broker-dealer, bank or investment adviser with whom I have securities accounts and accounts in which I have beneficial ownership, to provide brokerage confirmations and statements as required for compliance with the Code. I further understand and acknowledge that any violation of the Code or Insider Trading Policy, including engaging in a prohibited transaction or failure to file reports as required (see Schedules B, C, D, E, F and G), may subject me to disciplinary action, including termination of employment.

--------------------------------------------------------------------------------
SIGNATURE:

--------------------------------------------------------------------------------
PRINT NAME:

--------------------------------------------------------------------------------
TITLE:

--------------------------------------------------------------------------------
DEPARTMENT:

--------------------------------------------------------------------------------
LOCATION:

--------------------------------------------------------------------------------
DATE ACKNOWLEDGMENT WAS SIGNED:

--------------------------------------------------------------------------------


  RETURN TO: LEGAL COMPLIANCE DEPARTMENT, 2000 ALAMEDA DE LAS PULGAS - FLOOR 2

SCHEDULE A: LEGAL AND COMPLIANCE OFFICERS AND PRECLEARANCE DESK TELEPHONE & FAX NUMBERS

LEGAL OFFICER
-------------
DEBORAH R. GATZEK
SENIOR VICE PRESIDENT - LEGAL/ADMINISTRATION
FRANKLIN RESOURCES, INC.
777 MARINERS ISLAND BLVD.
7TH FLOOR
SAN MATEO, CA 94404
(650) 312-3051

COMPLIANCE OFFICER
------------------
JAMES M. DAVIS
MANAGING DIRECTOR OF COMPLIANCE
FRANKLIN RESOURCES, INC.
2000 ALAMEDA DE LAS PULGAS, SUITE 200F
SAN MATEO, CA 94403
(650) 312-2832

PRECLEARANCE DESK AND CODE OF ETHICS ADMINISTRATION
---------------------------------------------------
LEGAL COMPLIANCE DEPARTMENT
2000 ALAMEDA DE LAS PULGAS, SUITE 200E
SAN MATEO, CA 94403
(650) 312-3693  (TELEPHONE)
(650) 312-5646  (FACSIMILE)
PRECLEAR, LEGAL  (E-MAIL ADDRESS)